                                                                     Exhibit 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                AMAZON.COM, INC.

         Amazon.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         1. The original Certificate of Incorporation was filed with the Secretary of State on May 28, 1996.

         2. The following Restated Certificate of Incorporation was duly adopted by the corporation's Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the following:

                                ARTICLE 1.  NAME

         The name of this corporation is Amazon.com, Inc.

                    ARTICLE 2.  REGISTERED OFFICE AND AGENT

         The address of the initial registered office of this corporation is 1013 Centre Road, Wilmington, County of New Castle, State of Delaware 19805, and the name of its initial registered agent at such address is Corporation Service Company.

                              ARTICLE 3.  PURPOSES

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                               ARTICLE 4.  SHARES

         The total authorized stock of this corporation shall consist of 25,000,000 shares of common stock having a par value of $.01 per share and 5,000,000 shares of preferred stock having a par value of $.01 per share. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by Delaware General Corporation Law in respect of any class or classes of stock or any series of any class of stock of the corporation. This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of the Preferred Stock.

         The Preferred Stock shall be divided into series, and 569,396 shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock shall have the rights, preferences and other terms as are set forth in this Article 4.

         4.1.    Dividends.

                 (a) The holders of the Series A Preferred Stock shall be entitled to receive dividends, prior and in preference to any dividend on Common Stock, at the rate of $1.00 per share of Series A Preferred Stock, per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), whenever funds are legally available and when and if declared by the Board of Directors. The dividends shall be non-cumulative and non-accruing.

                 (b) No dividends (other than those payable solely in Common Stock) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount set forth above per share of Series A Preferred Stock per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares) shall have been paid or declared and set apart during that fiscal year on the Series A Preferred Stock, and no dividends shall be paid on any share of Common Stock unless a dividend (including, for this purpose the amount of any dividends paid pursuant to the provisions of Subsection 4.1(a)) is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted.

         4.2.    Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $14.05 per share then held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on each such share. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders and the holders of any other class or series of preferred stock ranking on a parity with or senior to the Series A Preferred Stock of the full preferential amounts due to such holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the holders of any other such class or series of preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                 (b) After payment has been made to the holders of the Series A Preferred Stock and the holders of any other class or series of preferred stock of the full amounts to which they shall be entitled as provided in Section 4.2(a), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Stock in proportion to the shares of Common Stock then held by each.

                 (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.2, but shall be subject to the provisions of Section 4.5 hereof.

         4.3.    Voting Rights.

                 Except with respect to the election of directors of the Corporation, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         4.4. Conversion Rights. The holders of the Series A Preferred Stock shall have the conversion rights as follows:

                 (a) Right to Convert: Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such shares, into one fully paid and nonassessable share of Common Stock (the "Series A Conversion Rate"), subject to adjustment as hereinafter provided.

                 (b)      Automatic Conversion.

                          1.      Initial Public Offering.  Each share of
Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Rate immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation), (i) at a public offering price (prior to underwriter commissions and expenses) equal to or exceeding $20.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (ii) the aggregate proceeds to the Corporation (before deduction for underwriter commissions and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed $7,500,000.

                          2.      Stockholder Vote.  Each share of Series A
Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Rate upon the affirmative vote or written consent of holders of not less than two-thirds of the shares of Series A Preferred Stock outstanding at such time.

                 (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                 (d) Adjustments to Conversion Prices for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the date of filing of this Restated Certificate of Incorporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately and equitably decreased or increased, as appropriate.

                 (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

                 (f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate pursuant to this Section 4.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Series A Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred Stock.

                 (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

                 (h) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common

Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

                 (i) Adjustments. Except under the circumstances set forth in Section 4.5 below (in which case this subsection (i) shall not apply), in case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance, and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series A Preferred Stock.

         4.5.    Merger, Consolidation.

                 (a)      At any time, in the event of:

                          1.      a consolidation or merger of the Corporation
with or into any other corporation, or any other entity or person in which the stockholders of the Corporation hold in the aggregate less than one-half of the outstanding voting securities of the surviving entity after the merger,

                          2.      any corporate reorganization in which the
stockholders of the Corporation hold in the aggregate less than one-half of the outstanding voting securities of the surviving entity after the merger,

                          3.      a sale of all or substantially all of the
assets of the Corporation, or

                          4.      a reorganization of the Corporation as
defined in Section 368(a)(1)(B) of the Internal Revenue Code of 1986 or in which more than fifty percent (50%) of the outstanding stock of the Corporation is exchanged (calculated on an as-converted to Common Stock basis), the holders of the Series A Preferred Stock, the holders of any other class or series of preferred stock hereafter created and issued and the holders of Common Stock shall be paid in cash or in securities received from the acquiring corporation or in a combination thereof, at the closing of any such transaction, amounts per share equal to the amounts per share which would be payable to such holders pursuant to Section 4.2 if all consideration received by the Corporation and its stockholders in connection with such event were being available distributed in a liquidation of the Corporation; provided, however, that if upon the occurrence of such event, the assets and funds thus available for distribution among the holders of the Series A Preferred Stock and the holders of any other class or series of preferred stock ranking on a parity with or senior to the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts due to them pursuant to Section 4.2 above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the holders of any other such class or series of preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                 (b) Any securities to be delivered to stockholders pursuant to Section 4.5(a) above shall be valued as follows:

                          (i)     Securities not subject to investment letter
or other similar restrictions on free marketability:

                                  1.       If traded on a securities exchange,
the value shall be deemed to be the average of the security's closing prices on such exchange over the 30-day period ending three (3) days prior to the closing;

                                  2.       If actively traded over-the-counter,
the value shall be deemed to be the average of the midpoints of the closing bid and ask prices over the 30-day period ending three (3) days prior to the closing, and

                                  3.       If there is no active public market,
the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding Series A Preferred Stock; and

                          (ii)    The method of valuation of securities subject
to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in
(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the

Corporation and the holders of not less than a majority of the outstanding Series A Preferred Stock.

                          (iii)   In the event of any dispute between the
Corporation and the holders of Series A Preferred Stock regarding valuation issues as provided in this Section 4.5(b), such dispute shall be submitted to binding arbitration in accordance with the currently prevailing commercial arbitration rules of the American Arbitration Association. The decisions and awards rendered in such proceedings shall be final and conclusive and may be entered in any court having jurisdiction thereof.

                 (c) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than fifteen (15) days prior to the stockholders' meeting called to approve such transaction or twenty fifteen (15) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of said notices shall describe the material terms and conditions of the contemplated transaction as well as the terms and conditions of this Section 4.5, and the Corporation shall thereafter give such holders prompt notice of any material changes.

         4.6. Amendment. Any term relating to the Series A Preferred Stock may be amended and the observance of any term relating to the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of at least a majority of the shares of the Series A Preferred Stock then outstanding and the Corporation. Any amendment or waiver so effected shall be binding upon the Corporation and any holder of shares of the Series A Preferred Stock.

         4.7. Restrictions and Limitations. As long as any shares of Series A Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or consent as provided by law) of the holders of not less than a majority of the total number of shares of the Series A Preferred Stock then outstanding:

                 (a) amend or repeal any provision of, or add any provision to, the Company's Restated Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

                 (b) authorize, create or issue shares of any class or series of stock having any preference or priority superior to any such preference or priority of the Series A Preferred Stock;

                 (c) enter into any transaction or series of related transactions, as a result of which majority voting control of the Company shall have passed to another person or entity (or group of related persons or entities);

                 (d) increase or decrease (other than for decreases resulting from conversion of the Series A Preferred Stock) the number of authorized shares of Series A Preferred Stock; or

                 (e)      amend this Subsection 4.7.

         4.8. No Reissuance of Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                             ARTICLE 5.  DIRECTORS

         The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. Written ballots are not required in the election of Directors.

                               ARTICLE 6.  BYLAWS

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation; provided, however, the Board of Directors may not repeal or amend any bylaw that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation.

                         ARTICLE 7.  PREEMPTIVE RIGHTS

         Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                         ARTICLE 8.  CUMULATIVE VOTING

         The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

             ARTICLE 9.  AMENDMENTS TO CERTIFICATE OF INCORPORATION

         This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, any of the provisions contained in this Certificate of Incorporation. The rights of the stockholders of this corporation are granted subject to this reservation.

                 ARTICLE 10.  LIMITATION OF DIRECTOR LIABILITY

         To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 11 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

             ARTICLE 11.  ACTION BY STOCKHOLDERS WITHOUT A MEETING

         Only action properly brought before the stockholders by or at the direction of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding shares of capital stock entitled to be voted with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                 ARTICLE 12.  SPECIAL MEETINGS OF STOCKHOLDERS

         The Chairman of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors may call special meetings of the stockholders for any purpose. A special meeting of the stockholders shall be held if the holders of not less than thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

        ARTICLE 13.  BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

         This corporation expressly elects not to be governed by section 203(a) of Title 8 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, this corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer this 9th day of July, 1996.

                                       AMAZON.COM, INC.





                                       By  //s// Jeffrey P. Bezos
                                          ----------------------------------
                                       Jeffrey P. Bezos, Chief Executive
                                       Officer

                            CERTIFICATE OF AMENDMENT

                                       TO

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                AMAZON.COM, INC.



         Amazon.com., Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

         1. A resolution setting forth the following amendment to the Company's Restated Certificate of Incorporation and declaring the advisability of such amendment was duly adopted by the Company's Board of Directors by unanimous written consent of its members and filed with the minutes of the Board in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

         The second paragraph of Article 4 of the Company's Restated Certificate of Incorporation is amended to read in its entirety as follows:

                 "The Preferred Stock shall be divided into series, and 571,896 shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock shall have the rights, preferences and other terms as are set forth in this
         Article 4."

         2. In lieu of a meeting of the stockholders, written consent has been given for the adoption of said amendment in accordance with the applicable provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware, and written notice of the taking of such corporate action has been given as provided in said Section 228.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer on this 24th day of January, 1997.

                                       AMAZON.COM, INC.





                                       By: //s//  Jeffrey P. Bezos
                                          -------------------------------
                                       Name:  Jeffrey P. Bezos
                                            -----------------------------
                                       Title:   President
                                             ----------------------------

                            CERTIFICATE OF AMENDMENT

                                       TO

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                AMAZON.COM, INC.



         Amazon.com., Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

         1. A resolution setting forth the following amendment to the Company's Restated Certificate of Incorporation and declaring the advisability of such amendment was duly adopted by the Company's Board of Directors by unanimous written consent of its members and filed with the minutes of the Board in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

         The second paragraph of Article 4 of the Company's Restated Certificate of Incorporation is amended to read in its entirety as follows:

                 "The Preferred Stock shall be divided into series, and 579,396 shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock shall have the rights, preferences and other terms as are set forth in this
         Article 4."

         2. In lieu of a meeting of the stockholders, written consent has been given for the adoption of said amendment in accordance with the applicable provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware, and written notice of the taking of such corporate action has been given as provided in said Section 228.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer on this 19th day of February, 1997.



                                       AMAZON.COM, INC.



                                       By: //s//  Jeffrey P. Bezos
                                          -------------------------------
                                       Name:  Jeffrey P. Bezos
                                            -----------------------------
                                       Title:   President
                                             ----------------------------